UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 28, 2022

KemPharm, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-36913	20-5894398
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Celebration Boulevard, Suite 103, Celebration, FL		34747
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (321) 939-3416

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	KMPH	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02          Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Christopher A. Posner to Board of Directors

On November 28, 2022, the board of directors (the “Board”) of KemPharm, Inc. (the “Company”) appointed Christopher A. Posner to serve as a director of the Company, effective immediately. Mr. Posner will serve as a Class II director whose term will expire at the Company’s 2023 annual meeting of stockholders.

There is no arrangement or understanding between Mr. Posner and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Mr. Posner and any of the Company’s other directors or executive officers. The Company is not aware of any transaction involving Mr. Posner requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Posner, age 53, has served as the President and Chief Executive Officer of Cara Therapeutics, Inc. since November 2021 and has served as a member of its Board since August 2018. He has broad experience in commercial and marketing operations and product management at both large and specialty pharmaceutical companies, where he has focused on products for autoimmune, inflammatory and pain conditions, including Xeljanz® and Enbrel®. From July 2017 to October 2021, he served as the Chief Executive Officer of LEO Pharma, Inc. US, a subsidiary of LEO Pharma A/S, a global healthcare company specializing in dermatology and critical care, including such conditions as psoriasis and atopic dermatitis. Prior to joining LEO, he was the Head of Worldwide Commercial Operations at R-Pharma-US, LLC, a specialty pharmaceutical company focused on oncology and chronic immune disorders, from 2014 until 2017. Previously, Mr. Posner held a variety of senior management positions in commercial and marketing operations at Bristol-Myers Squibb Company, Pfizer Inc., Wyeth Pharmaceuticals, Inc. and Endo International plc. Mr. Posner holds an M.B.A. from Fuqua School of Business, Duke University and a B.A. in Economics from Villanova University. The Company’s Board believes that Mr. Posner’s extensive experience in global pharmaceutical management, sales and products provides him with the qualifications to serve on the Board.

Upon commencement of his service as a director, Mr. Posner was granted an initial option grant to purchase 22,500 shares of the Company’s common stock under its Amended and Restated 2014 Equity Incentive Plan, with the shares vesting in three equal annual installments, subject to his continued service as a director through the applicable vesting date. Additionally, in accordance with the Company’s non-employee director compensation policy, Mr. Posner will be entitled to receive a $40,000 annual retainer for his service as director. At each annual stockholder meeting following which Mr. Posner’s term as a director continues (beginning with the 2023 annual meeting of stockholders), Mr. Posner will be entitled to receive an additional stock option to purchase 15,000 shares of the Company’s common stock, which option will vest and become exercisable in full on the earliest of (i) the first anniversary of the grant date, (ii) the day before the first annual stockholders meeting occurring after the grant date or (iii) immediately prior to a change in control of the Company, subject in each case to his continued service on such vesting date. Mr. Posner has also entered into the Company’s standard form of indemnification agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KemPharm, Inc.

Date: November 29, 2022	By:	/s/ R. LaDuane Clifton
R. LaDuane Clifton, CPA
Chief Financial Officer, Secretary and Treasurer